EXHIBIT 99.2

David Somo	Ken Rizvi
Vice President of Corporate Marketing	Vice President and Treasurer
ON Semiconductor	ON Semiconductor
(602) 244-5735	(602) 244-3437
david.somo@onsemi.com	ken.rizvi@onsemi.com

Press Release

ON Semiconductor Announces Chief Financial Officer Transition

PHOENIX, Ariz. – Aug. 2, 2012 – ON Semiconductor Corporation (Nasdaq: ONNN) today announced that its Executive Vice President and Chief Financial Officer, Donald Colvin, and the company have mutually agreed to Mr. Colvin’s resignation as an officer of the company. It is anticipated that Mr. Colvin will continue in his current positions at the company for up to 90 days while the company conducts a search for a replacement chief financial officer. This search process has already been launched by the Board of Directors and is in process.

Keith Jackson, Chief Executive Officer of the Company, said, “I want to thank Donald for his many contributions to the Company. He has guided our finance department through years of growth and a number of significant acquisitions as the Company has transformed into a world-class global supplier of semiconductor products and solutions. We wish him the best in his future endeavors.”

About ON Semiconductor

ON Semiconductor (Nasdaq: ONNN) is a premier supplier of high performance, silicon solutions for energy efficient electronics. The company’s broad portfolio of power and signal management, logic, discrete and custom devices helps customers effectively solve their design challenges in automotive, communications, computing, consumer, industrial, LED lighting, medical, military/aerospace and power applications. ON Semiconductor operates a world-class, value-added supply chain and a network of manufacturing facilities, sales offices and design centers in key markets throughout North America, Europe, and the Asia Pacific regions. For more information, visit http://www.onsemi.com.